UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.      )

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LATTICE SEMICONDUCTOR CORPORATION

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April 7, 2015
TO OUR STOCKHOLDERS:
You are cordially invited to attend the annual meeting of the stockholders of Lattice Semiconductor Corporation, which will be held on Thursday, May 7, 2015, at 1:30 p.m. Pacific Time, in the Conference Center on the ground floor of the US Bancorp Tower, 111 SW 5th Ave, Portland Oregon 97204.
The attached Notice of Annual Meeting of Stockholders and Proxy Statement describe the matters to be acted upon at the meeting. Included with the Proxy Statement is a copy of our 2014 Annual Report to Stockholders for the fiscal year ended January 3, 2015. We encourage you to read the 2014 Annual Report to Stockholders. It includes our audited financial statements and information about our operations, markets, and products.
It is important that your shares be represented and voted at the meeting whether or not you plan to attend. Therefore, we urge you to vote your shares as soon as possible. If you received a proxy card and other proxy materials by mail, you may vote online, by telephone, or by signing and dating the proxy card and returning it in the envelope provided. A copy of the Proxy Statement and our 2014 Annual Report to Stockholders is available online at www.edocumentview.com/lscc. Voting by telephone or over the Internet or by returning the proxy card will ensure your representation at the meeting but does not deprive you of your right to attend the meeting and to vote your shares in person.
Sincerely,
Darin G. Billerbeck
President and Chief Executive Officer

Whether or not you plan to attend the meeting, please vote your shares as soon as possible. You can vote your shares by telephone, online or by signing and dating a proxy card and returning it to the address provided on the proxy card. If you receive more than one proxy card because you own shares that are registered differently, then please vote all of the shares shown on all of your proxy cards following instructions listed on each of the individual proxy cards. Thank you.

111 SW 5th AVE, SUITE 700
PORTLAND, OREGON 97204

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
May 7, 2015
TO OUR STOCKHOLDERS:
The annual meeting of stockholders of Lattice Semiconductor Corporation will be held in the Conference Center on the ground floor of the US Bancorp Tower, 111 SW 5th Ave, Portland Oregon 97204, on Thursday, May 7, 2015, at 1:30 p.m., Pacific Time, for the following purposes:

1. To elect eight directors, each for a term of one year;

2. To approve, as an advisory vote, the compensation of the Company's named executive officers;

3. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending January 2, 2016; and

4. To transact such other business as may properly come before the meeting.

Only stockholders of record at the close of business on March 13, 2015, are entitled to vote at the meeting or any adjournment thereof. More information about these business items is described in the accompanying proxy statement. Any of the above matters may be considered at the annual meeting at the date and time specified above or at an adjournment or postponement of such meeting.

All stockholders are invited to attend the meeting in person. Whether or not you plan to attend the meeting, to assure your representation at the meeting, please vote as soon as possible. You are being provided a proxy card and other proxy materials by mail, and you may vote in person at the annual meeting, or by mail, by telephone or online. For specific voting instructions, please refer to the information provided in the accompanying Proxy Statement, together with your proxy card. A copy of the Proxy Statement and our 2014 Annual Report to Stockholders accompanies this notice and is also available online at www.edocumentview.com/lscc. Any stockholder of record entitled to vote at the meeting may vote in person at the meeting even if he or she has returned a proxy card or voted by telephone or online.

By Order of the Board of Directors
Byron W. Milstead
Secretary
Portland, Oregon
April 7, 2015

111 SW 5th AVE, SUITE 700
PORTLAND, OREGON 97204

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
INFORMATION CONCERNING SOLICITATION AND VOTING

General

Our board of directors is soliciting proxies to be used at the 2015 annual meeting of stockholders to be held in the Conference Center on the ground floor of the US Bancorp Tower, 111 SW 5th Ave., Portland, Oregon 97204, on Thursday, May 7, 2015, at 1:30 p.m., Pacific Time, or at any adjournment thereof.
This Proxy Statement, our 2014 Annual Report to Stockholders and the proxy card are first being sent on or about April 7, 2015, to all stockholders entitled to vote at the meeting.

Purpose of Annual Meeting

The purpose of this annual meeting is:

1. To elect Darin G. Billerbeck, Robin A. Abrams, John Bourgoin, Robert R. Herb, Mark E. Jensen, Balaji Krishnamurthy, D. Jeffrey Richardson and Frederick D. Weber as directors of the Company, each for a term of one year;

2. To approve, as an advisory vote, the compensation of the Company's named executive officers; and;

3. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending January 2, 2016.

The board of directors recommends that stockholders vote “FOR” the election of Darin G. Billerbeck, Robin A. Abrams, John Bourgoin, Robert R. Herb, Mark E. Jensen, Balaji Krishnamurthy, D. Jeffrey Richardson and Frederick D. Weber as directors of the Company. The board of directors recommends that stockholders vote “FOR” the approval, on an advisory basis, of the compensation of the Company’s named executive officers. The board of directors recommends that stockholders vote “FOR” the ratification of KPMG LLP as our independent registered public accounting firm for the fiscal year ending January 2, 2016.

Who Can Vote

Record holders of common stock at the close of business on March 13, 2015, may vote at the meeting. On March 13, 2015, there were 116,685,475 shares of common stock outstanding. Each stockholder has one vote for each share of common stock owned as of the record date. The common stock does not have cumulative voting rights.

How to Vote

Stockholders may vote their shares in person at the annual meeting, by mail, by telephone or online over the Internet. Stockholders who hold their shares through a bank, broker or other nominee should vote their shares in the manner prescribed by the bank, broker or other nominee.

Voting in Person at the Meeting. If you attend the annual meeting and plan to vote in person, we will provide you with a ballot at the annual meeting. If your shares are registered directly in your name, you are considered the stockholder of record and you have the right to vote in person at the meeting. If your shares are held in the name of your broker or other nominee, you are considered the beneficial owner of shares held in street name. As a beneficial owner, if you wish to vote at the annual meeting, you will need to bring to the meeting a legal proxy from your broker or other nominee authorizing you to vote those shares.

Voting by Mail. By signing the proxy card and returning it to the address provided on the proxy card, you are authorizing the individuals named on the proxy card to vote your shares at the annual meeting in the manner you indicate. We encourage you to sign and return the proxy card even if you plan to attend the meeting so that your shares will be voted if you are unable to attend the meeting. If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards that you receive in the mail to ensure that all of your shares are voted.

Voting by Telephone. To vote by telephone, please follow the instructions included on your proxy card that you received in the mail. If you vote by telephone, you do not need to complete and mail a proxy card.

Voting over the Internet. To vote over the Internet, please follow the instructions included on your proxy card that you received in the mail. If you vote over the Internet, you do not need to complete and mail a proxy card. The internet voting procedures are designed to comply with Delaware law, to authenticate the stockholder’s identity and to allow stockholders to vote their shares and confirm that their voting instructions have been properly recorded.

If you deliver a proxy card by mail or vote by telephone or over the Internet, the proxy holders will vote your shares in accordance with the instructions that you provide. If you do not specify how to vote your shares, the proxy holders will vote them (i) “FOR” each of the nominees for director named herein, (ii) “FOR” approval of, as an advisory vote, the compensation for the Company’s named executive officers, (iii) “FOR” ratification of KPMG LLP as our independent registered public accounting firm for the fiscal year ending January 2, 2016, and (iv) in accordance with the recommendations of our board of directors, or, if no recommendation is given, in the discretion of the proxy holders, on any other business that may properly come before the meeting or any adjournment or adjournments thereof.

Revoking Your Proxy
You may revoke your proxy at any time before it is exercised by:

•	sending a written notice of revocation to the Secretary of Lattice Semiconductor Corporation, at 111 SW 5th Ave, Suite 700, Portland, Oregon 97204 ;

•	entering a new vote by telephone, over the Internet or by submitting a properly signed proxy with a later date; or

•	voting in person at the meeting.

Vote Required for the Proposals

The votes required to approve the proposals to be considered at the annual meeting are as follows:

Proposal 1—Election of Directors. The eight nominees for the board of directors receiving the highest number of affirmative votes cast at the meeting, in person or by proxy, will be elected as directors. You may vote “FOR” the nominees for election as directors, or you may “WITHHOLD” your vote with respect to one or more nominees. For purposes of determining whether a quorum exists for the meeting, if you return a proxy card or vote by telephone or over the Internet and withhold your vote from the election of all directors, your shares will be counted as present.

If the election of directors at this annual meeting is uncontested and any director receives a greater number of “WITHHELD” votes than “FOR” votes, then pursuant to our Corporate Governance Policies, such director shall submit a letter of resignation for consideration by the nominating and governance committee. The nominating and governance committee shall recommend to the board of directors the action, including acceptance or rejection, to be taken with respect to such offer of resignation. Within 120 days of the stockholder meeting, the board of directors shall act with respect to such offer of resignation.

Proposal 2—Advisory Vote to Approve Named Executive Officers Compensation. Approval of the non-binding, advisory vote on the compensation of the Company’s named executive officers requires the affirmative vote of a majority of the shares present at the annual meeting, in person or by proxy, and entitled to vote on the proposal at the meeting. The board of directors will consider the outcome of the vote when making future decisions regarding the compensation of the Company’s named executive officers. You may vote “FOR,” “AGAINST,” or “ABSTAIN” on the proposal to approve the compensation of the Company’s named executive officers.

Proposal 3—Ratification of Appointment of Independent Registered Public Accounting Firm. Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 2, 2016 requires the affirmative vote of a majority of the shares present at the annual meeting, in person or by proxy, and entitled to vote on the proposal at the meeting. If the appointment of KPMG LLP is not ratified, the audit committee will take the results of this vote under advisement in evaluating whether to retain KPMG LLP. You may vote “FOR,” “AGAINST,” or “ABSTAIN” from the proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending January 2, 2016.

Quorum; Abstentions; and Broker Non-votes

A majority of the shares of common stock issued and outstanding on March 13, 2015, the record date for the annual meeting, present in person at the meeting or represented at the meeting by proxy, will constitute a quorum. A quorum must be present in order to hold the annual meeting and to conduct business. Your shares are counted as being present if you vote in person at the meeting, by telephone, over the Internet, or by submitting a properly executed proxy card.

Abstentions are counted as shares present at the meeting for purposes of determining whether a quorum exists. Abstentions have no effect on Proposal 1, the election of directors. Because abstentions will be included in tabulations of the votes cast and shares entitled to vote for purposes of determining whether a proposal has been approved, abstentions have the same effect as negative votes on Proposal 2, the approval of the Company’s named executive officer compensation, and on Proposal 3, the ratification of the appointment of our independent registered public accounting firm.

If your broker holds your shares in its name (also known as “street name”), the broker is not permitted to vote your shares if it does not receive voting instructions from you on any matters that are not “discretionary” matters. Shares that are not permitted to be voted by your broker are called “broker non-votes.” Under the Delaware General Corporation Law, broker non-votes count as being present for purposes of determining whether a quorum of shares is present at a meeting but are not counted for purposes of determining the number of votes cast for or against a proposal. Broker non-votes will have no effect on Proposal 1, the election of directors, because directors are elected by a plurality of the votes cast. Broker non-votes also will have no effect on Proposal 2, the approval of the Company’s named executive officers' compensation on an advisory basis, because broker non-votes will not be included in tabulations of votes cast and shares entitled to vote for purposes of determining whether a proposal has been approved. Broker non-votes will have no effect on Proposal 3, ratification of the appointment of our independent registered public accounting firm, because brokers or nominees have discretionary authority to vote on this proposal. We urge you to give voting instructions to your broker on all voting items.

PROPOSAL 1: ELECTION OF DIRECTORS

Our board of directors is currently comprised of eight members. Due to director term limits, Patrick S. Jones will be retiring from the board of directors when his current term expires at the 2015 Annual Meeting of Stockholders. Pursuant to action by the nominating and governance committee of the board of directors, the Company will be nominating eight directors, named below, at the meeting, all to serve one-year terms ending in 2016, with Frederick D. Weber to fill the seat being vacated by Mr. Jones. We will vote your shares as you specify when providing your proxy. If you do not specify how you want your shares voted when you provide your proxy, we will vote your shares for the election of the eight nominees listed below. If unforeseen circumstances (such as death or disability) make it necessary for the board of directors to substitute another person for the nominee, we will vote your shares for that other person.

The following briefly describes each of the nominees for director. In addition, a description of the specific experience, qualifications, attributes and skills that led our board of directors to conclude that each of the nominees should serve as a director follows the biographical information of each nominee below. Except as otherwise noted, each nominee has served in his or her principal occupation for at least ten years. There are no arrangements or understandings between any director, or nominee and any other person pursuant to which the director or nominee is or was to be selected as a director. There are no family relationships among any of the nominees, our directors or executive officers. There are no material proceedings to which nominees, directors, executive officers or 5% stockholders are adverse to the Company. There have been no legal proceedings involving the nominees, directors or executive officers during the last ten years material to such person’s integrity or ability to serve as an officer or director.

Nominees

Darin G. Billerbeck, age 55, has served as the Company’s President and Chief Executive Officer and as a director since November 2010. Prior to joining the Company, Mr. Billerbeck served as the Chief Executive Officer of Zilog, a microcontroller manufacturer, which was acquired by IXYS Corporation in February 2010. Prior to joining Zilog in January 2007, Mr. Billerbeck served 18 years in various executive and management positions at Intel Corporation, a global technology company, including as Vice President and General Manager of Intel’s Flash Products Group from 1999 to 2007.

Mr. Billerbeck brings to the Company extensive experience in semiconductor management, business development, product development and research and development experience obtained at a diversity of semiconductor companies, including senior management responsibility at a leading Fortune 100 semiconductor company. Mr. Billerbeck also brings to the Company the experience obtained by his prior service as the chief executive officer of a publicly-listed company.

Robin A. Abrams, age 63, has served as a director of the Company since 2011. Ms. Abrams served as the Chief Executive Officer of Firefly Communications, Inc. from 2004 to 2006. In addition to leading several start-ups, Ms. Abrams also served as President and CEO of Palm Computing, Inc. Prior to Palm, she was President and CEO of VeriFone, a leading global debit/credit card authorization solutions provider. Ms. Abrams also held several key executive positions at Apple, including president of Apple Americas and managing director of Apple Asia. Previously, Ms. Abrams held senior product marketing positions at Norwest Bank (Wells Fargo) and Unisys. Ms. Abrams currently is a member of the boards of directors of FactSet Research, HCL Technologies Ltd., and Sierra Wireless, Inc. Ms. Abrams served on the board of directors of Unwired Planet, Inc. (formerly Openwave Systems Inc.) from 2008 until 2013.

Ms. Abrams brings to the Company extensive executive management experience obtained at Fortune 500 companies, including experience managing operations in both Asia and the United States and experience in high technology. Ms. Abrams contributes valuable governance experience based on service on a number of public company boards.

John Bourgoin, age 69, has served as a director of the Company since 2011. Mr. Bourgoin served as President and Chief Executive Officer of MIPS Technologies, Inc. from 1998 until his retirement in 2009. Previously, he had served as Senior Vice President of Silicon Graphics, Inc. from 1996 to 1998, where he established the intellectual property business model for MIPS and orchestrated the MIPS spin-out from Silicon Graphics. Mr. Bourgoin also was employed at Advanced Micro Devices, Inc., where he held various senior positions, including Group Vice President of Microprocessor Products. He also has extensive experience in the programmable logic industry, having served as the Vice President of AMD's Programmable Logic Division. Mr. Bourgoin is currently a member of the board ofdirectors at Micrel, Inc.

Mr. Bourgoin brings to the Company extensive experience in semiconductor and related high technology management, including programmable logic. Mr. Bourgoin has experience in executive management, strategic business development, operations management and other management disciplines derived during his service as a senior executive and chief executive officer.

Robert R. Herb, age 53, has served as a director of the Company since August 2013. Mr. Herb currently serves as a Partner with Scale Venture Partners, a venture firm focused on investments in information technology companies. He has held this position since 2005. Prior to joining Scale Venture Partners, Mr. Herb served as Advanced Micro Devices, Inc.'s

(AMD) Chief Marketing Officer from April 1998 to December 2004 as well as Executive Vice President in AMD's Office of the CEO from March 2000 to December 2004. Mr. Herb served on the board of directors of MIPS Technologies, Inc. from 2005 to 2013. Mr. Herb has served on the board of directors of Micrel, Inc. since 2014. Mr. Herb currently serves on the board of directors of several private firms.

Mr. Herb brings to the Company extensive sales and marketing experience in consumer and related markets. Mr. Herb has experience in executive management, strategic development, mergers and acquisitions, and various management disciplines arising from his prior service as a public company executive and service on a public company board of directors.

Mark E. Jensen, age 64, has served as a director of the Company since June 2013. Mr. Jensen served as an executive of Deloitte & Touche LLP until his retirement in June 2012. He held a variety of positions, including U.S. Managing Partner-Audit and Enterprise Risk Services, Technology Industry and U.S. Managing Partner-Venture Capital Services Group. Prior to joining Deloitte & Touche LLP, Mr. Jensen was the Chief Financial Officer of Redleaf Group. Earlier in his career, Mr. Jensen was an executive at Arthur Andersen LLP, which he joined in 1978, was admitted to the partnership in 1991, and served as the Managing Partner of the firm's Silicon Valley Office and leader of the firm's Global Technology Industry Practice. Mr. Jensen currently serves on the boards of directors of Unwired Planet, Inc. and a private firm.

Mr. Jensen brings business experience in a number of high-tech industry segments and substantial financial expertise. Mr. Jensen has experience in executive management derived from his service as an executive officer, as the managing partner of a significant practice of a major accounting firm and service as a member of a public company board of directors.

Balaji Krishnamurthy, age 61, has served as a director since 2005. Mr. Krishnamurthy is the Chairman of the board of directors of Think Shift, an advertising and consulting firm that consults with corporations and their boards regarding leadership, corporate culture, brand, governance and strategy. From 1999 until 2005, he served as President, Chief Executive Officer and a director of Planar Systems Inc., a provider of flat panel display solutions for the medical, commercial, industrial and retail markets. From 2003 until 2005, he served as the Chairman of Planar’s board of directors. Mr. Krishnamurthy held various management, engineering and marketing positions at Tektronix Inc., an electronics manufacturer, from 1984 until 1999. Mr. Krishnamurthy currently serves on the boards of directors of Think Shift since 2014 and CHSI Technologies since 2013.

Mr. Krishnamurthy brings to the Company extensive experience managing engineering, marketing and operations in a high technology environment. He is a recognized leader in the field of executive compensation. Mr. Krishnamurthy also brings to the Company the experience obtained by his prior service as the chief executive officer of a publicly-listed company.

D. Jeffrey Richardson, age 50, has served as a director since December 2014. Mr. Richardson joined LSI Corporation in 2005 and most recently served as Executive Vice President and Chief Operating Officer until the company’s acquisition by Avago Technologies in May 2014. He earlier served as executive vice president of various LSI divisions, including the Semiconductor Solutions Group, Networking and Storage Products Group, Custom Solutions Group and Corporate Planning and Strategy. Before joining LSI, Mr. Richardson held various management positions at Intel Corporation, including Vice President and General Manager of Intel’s Server Platforms Group, and the company’s Enterprise Platforms and Services Division. Mr. Richardson’s career also includes serving in technical roles at Altera Corporation; Chips and Technologies; and Amdahl Corporation.
Mr. Richardson presently serves as a Director of Ambarella Corporation. From 2011 until 2013, Mr. Richardson served on the board of directors of Volterra Corporation.
Mr. Richardson brings extensive management experience in the high technology company environment, including operations, marketing, engineering and strategic transactions.

Frederick D. Weber, age 51, is nominated to serve as a director of the Company. Mr. Weber has been an independent business consultant since his retirement in 2009. Mr. Weber was Founder and CEO of MetaRAM, a private semiconductor company engaged in the design, development and manufacturing technologies to improve memory performance, from 2006 to 2009. Prior to that, he held various executive positions at Advanced Micro Devices, Inc., the last of which was Corporate Vice President and Chief Technology Officer. During his tenure at Advanced Micro Devices, Inc., Mr. Weber pioneered the Athlon and Opteron processors. Mr. Weber began his career at Encore Computer Corporation. Mr. Weber currently serves on the board of directors of MIPS Technologies, Inc. and two private firms.
Mr. Weber will bring to the Company extensive high technology engineering leadership experience, together with operations management experience and broad experience in the development of microprocessors for the computing and consumer markets.

Required Vote
The nominees receiving the highest number of affirmative votes cast at the meeting, in person or by proxy, shall be elected as directors.

If the election of directors at this annual meeting is uncontested and any director receives a greater number of “WITHHOLD” votes than “FOR” votes, then pursuant to our Corporate Governance Policies, such director shall submit a letter of resignation for consideration by the nominating and governance committee. The nominating and governance committee shall recommend to the board of directors the action, including acceptance or rejection, to be taken with respect to such offer of resignation. Within 120 days of the stockholder meeting, the board of directors shall act with respect to such offer of resignation.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE ELECTION OF DARIN G. BILLERBECK, ROBIN A. ABRAMS, JOHN BOURGOIN, ROBERT R. HERB, MARK E. JENSEN, BALAJI KRISHNAMURTHY, D. JEFFREY RICHARDSON AND FREDERICK D. WEBER AS DIRECTORS OF THE COMPANY.

CORPORATE GOVERNANCE AND OTHER MATTERS

Director Independence

The board of directors has determined that each of our directors and nominee for director, except Mr. Billerbeck, is independent within the meaning of the applicable rules and regulations of the SEC and the director independence standards of the NASDAQ Stock Market, LLC. (“NASDAQ”), as currently in effect. Furthermore, the board of directors has determined that each of the members of each of the committees of the board of directors is “independent” under the applicable rules and regulations of the SEC and the director independence standards of NASDAQ, as currently in effect.

Annual Meeting Attendance

Although we do not have a formal policy regarding attendance by members of the board of directors at our annual meetings of stockholders, directors are encouraged to attend. All directors attended the last annual meeting of stockholders.

Board Meetings and Committees

In fiscal 2014, the board of directors held a total of 12 meetings. The independent directors meet regularly without the presence of management. Mr. Patrick S. Jones, in his capacity as Chairman of the Board of Directors, led meetings of independent directors in fiscal 2014. Mr. Jones will complete his tenth year of service on our board of directors at the 2015 annual meeting of stockholders and is ineligible to serve an additional term due to the term limit imposed under the Company's Corporate Governance Policies. Each of our current directors attended or participated in at least 90% of the total number of meetings of the board of directors and 100% of the total number of meetings held by all committees of the board of directors on which such director served.

Our board of directors currently has three standing committees: the audit committee, the compensation committee, and the nominating and governance committee. Each of these committees operates under a written charter adopted by the board of directors. Copies of each of the committee charters are available on our website at the following address: http://ir.latticesemi.com/phoenix.zhtml?c=117422&p=irol-govHighlights.

The board has elected to maintain a leadership structure with an independent director serving as the chairman. Although we recognize that different board leadership structures may be appropriate for companies in different situations and believe that no one structure is suitable for all companies, we believe our current board leadership structure is optimal for the Company as it provides for strong independent exercise of the board’s oversight responsibilities.

Audit Committee

The Company has a separately designated standing audit committee. The audit committee oversees the accounting and financial reporting process and the external audit process of the Company and assists the board of directors in the oversight and monitoring of (i) the integrity of the financial statements of the Company, (ii) the internal accounting and financial controls of the Company, (iii) compliance with legal and regulatory requirements, and (iv) the qualifications, performance, and independence of the Company’s independent registered public accounting firm. In this capacity, the audit committee is responsible for appointing, approving the compensation of, and overseeing the work of the independent registered public accounting firm. In addition, the audit committee reviews and approves all work performed by the independent registered public accounting firm. The audit committee meets regularly with management and with our independent registered public accounting firm, which has access to the audit committee without the presence of management representatives.

During fiscal 2014, the audit committee was composed of Mr. Jones (chairman of the committee), Ms. Abrams, Mr. Jensen, Mr. Gerhard H. Parker (until May 2014) and Mr. Richardson (starting December 2014). The audit committee met eight times in fiscal 2014. Our board of directors has determined that the audit committee members meet the financial literacy requirements under applicable NASDAQ rules and that Mr. Jones qualifies as an audit committee financial expert under applicable SEC rules.

It is management’s responsibility to manage risk on a daily basis and bring to the board of directors’ attention the most material risks to the Company. Although the board of directors has overall responsibility for oversight of risk management with a focus on the most significant risks facing the Company, the board has delegated to the audit committee responsibility for establishment with the Company’s management of a process by which the material risks facing the Company are identified. Each quarter, the committee receives a risk update from management, comprised of a list of major risks faced by the Company and the status of actions taken to mitigate those risks. Throughout the year, the board and the audit committee dedicate a portion of their meetings to review and discuss specific risk topics in greater detail. The audit committee also routinely meets with various Company compliance personnel to obtain a periodic assessment of compliance issues facing the Company.

Compensation Committee

The compensation committee evaluates and, subject to obtaining the agreement of all the independent directors, approves our chief executive officer’s compensation, approves the compensation of our other executive officers, and reviews succession planning for the chief executive officer position. The committee also administers our equity plans and handles other compensation issues. During fiscal 2014, the compensation committee was composed of Mr. Bourgoin (chairman of the committee), Mr. Krishnamurthy, Mr. Hans Schwarz (until May 2014) and Mr. Herb. The compensation committee met five times in fiscal 2014.

The compensation committee, comprised of directors who satisfy the applicable independence requirements of NASDAQ, the SEC, and the Internal Revenue Code, reviews, approves, and administers our executive compensation program. As set forth in the committee charter, the role of the compensation committee is to act for the board of directors to oversee the compensation of our chief executive officer and other executive officers, and to oversee the executive officer compensation plans, policies, and programs of the Company. The committee also oversees our employee equity incentive plans, and reviews and approves equity grants to our employees.

The compensation committee annually evaluates and, subject to obtaining the agreement of all the independent directors, approves the chief executive officer’s compensation, including (i) the annual base salary, (ii) the annual cash-based variable compensation program, including the specific goals and target award amounts, (iii) equity compensation, (iv) any employment agreement, severance arrangement, or change in control agreement/provision, and (v) any other benefits, compensation, or arrangements. The compensation committee reviews and approves corporate goals and objectives relevant to the compensation of the chief executive officer, evaluates his performance in light thereof, and considers other factors related to the performance of the Company, including accomplishment of the Company’s long-term business and financial goals.

The compensation committee also annually evaluates and approves for the other executive officers of the Company (i) the annual base salary, (ii) the annual cash-based variable compensation program, including the target award amounts, (iii) equity compensation, (iv) any employment agreement, severance arrangement, or change in control agreement/provision, and (v) any other benefits, compensation, or arrangements. The compensation committee consults with the chief executive officer regarding the specific goals established for the other executive officers in connection with the annual cash-based variable compensation program.

The compensation committee also reviews compensation and benefits plans affecting employees in addition to those applicable to executive officers. We have determined that it is not reasonably likely that compensation policies and practices for our employees would have a material adverse effect on the Company. The full board considers strategic risks and opportunities and regularly receives detailed reports from the committees regarding risk oversight in their areas of responsibility.

The compensation committee has the authority to retain its own compensation consultants and outside legal, accounting, and other advisers at the Company’s expense. Such consultants and advisers report directly to the compensation committee and the committee has the authority to approve the fees payable to such advisers by the Company and other terms of retention. The compensation committee does not delegate its authority to such consultants or advisers. In fiscal 2014, the compensation committee engaged the services of Mercer, a compensation consulting firm, and has considered such firm’s input in evaluating compensation trends and best practices, identifying peer group companies and benchmarking compensation data, and other aspects of administering the Company’s executive compensation program and equity compensation programs. Mercer serves at the discretion of the compensation committee. The work performed for the Company by Mercer has not raised any conflict of interest.

Nominating and Governance Committee

The nominating and governance committee identifies qualified persons to become directors; recommends candidates for all vacant directorships to be filled by the board of directors or by the stockholders; reviews and evaluates the performance of the board of directors and each committee of the board of directors; makes recommendations to the board of directors for nominees to the committees of the board of directors; and oversees compliance with our corporate governance policies. During fiscal 2014, the nominating and governance committee was composed of Mr. Parker (chairman of the committee, until May 2014), Ms. Abrams (chair of the committee starting May 2014), Mr. Herb (starting in May 2014) and Mr. Jones. The nominating and governance committee met four times in fiscal 2014.

The nominating and governance committee believes that each of the Company’s directors should have certain minimum personal qualifications, including the following:

•	professional competence, expertise, and diversity of background that is useful to the Company;

•	the desire and ability to serve as a director, and to devote the time and energy required to fulfill the responsibilities of the position successfully;

•	character, judgment, experience, and temperament appropriate for a director; and

•	independence, together with personal and professional honesty and integrity of the highest order.

The committee evaluates candidates for nomination on the basis of their individual qualifications, and also on the basis of how such individuals would provide valuable perspective or fill a need on the board of directors. Factors in such determination include:

•	the current size and composition of the board of directors;

•	the independence of the board of directors and its committees;

•	the presence on the board of directors of individuals with expertise in areas useful to the Company;

•	the diversity of individuals on the board of directors, including their personal characteristics, experiences, and backgrounds;

•	the number of other boards on which the candidate serves; and

•	such other factors as the committee or the board of directors consider significant.

The committee believes that it is necessary for each of the Company’s directors to possess many qualities and skills. The committee typically seeks individuals with extensive experience and who bring a broad range of competencies to the role. When searching for new candidates, the committee considers the evolving needs of both the Company and the board and searches for candidates that fill any current or anticipated future gap. The committee also focuses on issues of diversity, such as diversity of education, professional experience, and differences in viewpoints and skills. The committee does not have a formal policy with respect to diversity; however, the board and the committee believe that it is essential that the Board members represent diverse viewpoints. In considering candidates for the board, the committee considers the entirety of each candidate’s credentials in the context of these standards. With respect to the nomination of continuing directors for re-election, an individual’s contributions to the Board are also considered.

The nominating and governance committee will consider candidates for our board of directors who have been suggested by its members, other members of the board of directors, our senior management, individuals personally known to members of our board, and our stockholders. From time to time, the committee may solicit proposals for candidates from interested constituencies, or may use paid third-party search firms to identify candidates.

Under the terms of its charter, the committee is obligated to consider in good faith any candidate recommended by one or more of our ten largest unaffiliated stockholders of record, provided that, in the committee’s judgment, the candidate satisfies the criteria for board service set forth in the committee’s charter. The committee evaluates candidates in the same manner regardless of how such candidates are brought to the attention of the committee.

Stockholders who wish to submit names of candidates for our board of directors for consideration by the nominating and governance committee should do so in writing, addressed to the nominating and governance committee, c/o Secretary, Lattice Semiconductor Corporation, 111 SW 5th Ave., Suite 700, Portland, Oregon 97204, and should include the following information:

•
a statement that the writer is a stockholder and is proposing a candidate for consideration by the committee (if the stockholder believes that they are one of our ten largest unaffiliated stockholders, then the stockholder should include language to this effect in their statement);

•	the name and contact information for the candidate;

•	a statement of the candidate’s occupation and background, including education and business experience;

•	information regarding each of the factors listed above, sufficient to enable the committee to evaluate the candidate;

•
a statement detailing (i) any relationship or understanding between the candidate and the Company, or any customer, supplier, competitor, or affiliate of the Company; and (ii) any relationship or understanding between the candidate and the stockholder proposing the candidate for consideration, or any affiliate of such stockholder; and;

•	a statement that the candidate is willing to be considered for nomination by the committee and willing to serve as a director if nominated and elected.

Additional information may be requested by the committee as appropriate.

In addition, our bylaws permit stockholders to nominate individuals to stand for election to our board of directors at an annual stockholders' meeting. Stockholders wishing to submit nominations must notify us of their intent to do so on or before the date specified under “Stockholder Proposals—Other Stockholder Proposals and Director Nominations.” Such notice must include the information specified in our bylaws, a copy of which is available from our corporate secretary upon written request.

During 2014, our nominating and governance committee conducted a search for an additional board nominee based on the need to identify an additional director candidate arising from Mr. Jones’ ineligibility to serve another term after the 2015 annual meeting of stockholders. The committee conducted interviews of candidates who possessed expertise in areas deemed useful to the Company. Based on this search, the Committee recommended to the board of directors the nomination of Mr. Weber. Mr. Weber completed interviews with all members of the board of directors and the determination to nominate Mr. Weber received the unanimous approval of the directors.

Stockholder Communications with the Board of Directors

Stockholders may communicate with the board of directors by writing to us c/o Secretary, Lattice Semiconductor Corporation,111 SW 5th Ave., Suite 700, Portland, Oregon 97204. Stockholders who would like their submission directed to a member of the board of directors may so specify, and the communication will be forwarded, as appropriate.

Audit Committee Report

The responsibilities of the audit committee are fully described in the audit committee charter. Management is responsible for maintaining our financial controls and preparing our financial reports. Our independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements and our internal control over financial reporting in accordance with generally accepted auditing standards and for issuing audit reports. The audit committee’s responsibility is to execute the audit committee charter and oversee these processes. In fulfilling its responsibilities, the audit committee has reviewed and discussed the audited financial statements contained in our Annual Report on Form 10-K for the year ended January 3, 2015 with management and our independent registered public accounting firm.

The audit committee discussed with our independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, adopted by the Public Company Accounting Oversight Board. In addition, the audit committee has received the written disclosures and the letter from our independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with our independent registered public accounting firm the independent accountant’s independence from Lattice and our management.

Based upon the audit committee’s discussions with management and our independent registered public accounting firm and the audit committee’s review of the representations of management, the report of our independent registered public accounting firm, and the information referenced above, the audit committee recommended that the board of directors include the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended January 3, 2015, for filing with the SEC.

Audit Committee

Patrick S. Jones, Chairman
Robin A. Abrams
Mark E. Jensen
D. Jeffrey Richardson

PROPOSAL 2: ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

We are asking stockholders to approve an advisory resolution on the Company’s named executive officer compensation as disclosed in this proxy statement. As described below in the “Executive Compensation—Compensation Discussion and Analysis” section of this proxy statement, the compensation committee has structured our executive compensation program to attract, motivate and retain highly qualified employees, to align our executives’ interests with those of our stockholders and to provide our executives with certain additional compensation when superior financial results are achieved. The compensation committee and the board of directors believe that the compensation policies and procedures articulated in the “Compensation Discussion and Analysis” section of this proxy statement are effective in achieving our goals.

We urge stockholders to read the “Executive Compensation” section of this proxy statement beginning on page 21 of this proxy statement, including the “Compensation Discussion and Analysis” that discusses our named executive compensation for fiscal 2014 in more detail, as well as the “Summary Compensation Table” and other related compensation tables, notes and narrative, appearing on pages 21 through 33 of this proxy statement, which provide detailed information on the compensation of our named executive officers.

In accordance with recently adopted Section 14A of the Exchange Act, and as a matter of good corporate governance, we are asking stockholders to approve the following resolution at the 2015 annual meeting of stockholders:

RESOLVED, that the stockholders of Lattice Semiconductor Corporation (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the proxy statement for the Company’s 2015 annual meeting of stockholders.

Although this proposal, commonly referred to as a “say-on-pay” vote, is an advisory vote that will not be binding on the board of directors or the compensation committee, the board of directors and the compensation committee will consider the results of this advisory vote when making future decisions regarding our named executive officer compensation programs. Stockholders have an opportunity to cast such an advisory vote annually, therefore, your next opportunity to do so will be at the 2016 annual meeting of stockholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT
THE STOCKHOLDERS VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS,
OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy

We believe that executive compensation arrangements and practices should be clear and unambiguous, and should be fully approved by the compensation committee and disclosed to stockholders. We endeavor to attract, motivate and retain highly qualified employees, to align our executives’ interests with those of our stockholders, and to provide our executives with certain additional compensation when superior financial results are achieved.

We believe our senior management has the highest potential to impact our business results, and thus, variable, performance-based cash compensation should constitute a higher percentage of our executives’ overall potential cash compensation. We also believe that senior management performance should be measured primarily by business results that are linked to stockholder interests.

We strive to maintain an egalitarian culture in which the compensation programs offered to all employees are aligned to ensure consistent effort to achieve financial and operational goals, and thus, to increase stockholder value. We believe that senior management should be held to the same standards as other employees. Therefore, we offer only limited enhanced benefits to senior management, and only with a direct business purpose.

We believe that cash-based variable compensation of executive officers should be directly linked to our short-term or annual performance, while longer-term incentives, such as equity compensation, should be aligned with the objective of enhancing stockholder value over the long term. We believe the use of equity compensation strongly links the interests of Company management to the interests of our stockholders.

In addition, we believe that our total compensation packages must be competitive with other companies in our industry to ensure that we can continue to attract, retain, and motivate the senior executives who we believe are critical to our long-term success. We believe that we can accomplish our executive compensation goals while maintaining appropriate levels of internal pay equity, both between the chief executive officer and other executives, and between executives and other non-executive employees.

Comparisons to Market Data

As part of its process for reviewing and approving executive compensation during fiscal 2014, the compensation committee used market data for a peer group principally comprised of mid-sized technology companies with significant operations in California and Oregon. Market data was collected and analyzed with the assistance of Mercer. Peer group comparisons were judged in part with reference to the relative size and financial performance of the Company and the members of the peer group.

During fiscal 2014, the peer group consisted of the following companies:

Applied Micro Circuits Corporation
Cavium, Inc.
Cirrus Logic, Inc.
Cypress Semiconductor Corporation
Entropic Communications, Inc.
Hittite Microwave Corporation
Integrated Device Technology, Inc.
Mellanox Technologies Ltd.
Micrel, Inc.
Microsemi Corporation
Monolithic Power Systems, Inc.
PMC-Sierra, Inc.
Power Integrations, Inc.
Rambus Inc.
Semtech Corporation
Silicon Image, Inc.
Silicon Laboratories, Inc.
TriQuint Semiconductor, Inc. (now Qorvo, Inc.)

The compensation committee analyzed the market data primarily to ensure that the executive compensation program as a whole was competitive with compensation programs at peer group companies. The compensation committee did not generally target a specific position in the range of market data for each individual executive or for each component of compensation. In determining the amounts of each component of compensation for each executive officer, the committee considered its judgment as to executive’s level of responsibility, prior experience, past job performance, contribution to the Company’s success, capability and results achieved, and reviewed the benchmark data. The compensation committee did not generally apply formulas or assign these factors specific mathematical weights, but rather exercised its business judgment and discretion.

Fiscal 2014 Executive Compensation

The principal components of fiscal 2014 executive compensation are base salary, annual cash-based incentive compensation, and long-term equity incentive compensation.

In determining the fiscal 2014 compensation package for the chief executive officer and the Company’s other named executive officers, the compensation committee considered all components of the officers' compensation. Based on the factors discussed above, the compensation committee has determined that the total compensation of the chief executive officer and the other named executive officers of the Company, including the potential payouts in the case of severance and change of control arrangements, were reasonable and not excessive.

Base Salary

Base salaries for our named executive officers for fiscal 2014 were set based on competitive factors including the need to attract and retain and motivate superior performance by our executive officers and the historic salary structure for various levels of responsibility within the Company. The compensation committee periodically conducts surveys of companies in our industry in order to determine whether our executive base salaries are in a competitive range. The committee’s review of salaries in 2014 indicated that executive salaries generally fell between the 25th and 75thpercentile of salaries for comparable positions at peer companies. In reviewing the base salary for the Company's chief executive officer for fiscal 2014, the committee reviewed survey data relating to peer companies in our industry and determined that the salary was at approximately the 58th percentile of salaries for this position. Mr. Billerbeck's salary was maintained at $472,500 annually. The committee intends in the future to continue to review and to make annual adjustments to the base salary of the chief executive officer during its regularly scheduled board meeting during the first fiscal quarter to generally align the base salary of the chief executive officer to salaries paid to comparable officers at peer companies and in connection with the review of executive officer and other employee performance.

Annual Cash-based Incentive Compensation

The Company’s annual cash incentive compensation program is intended to align executive officer interests with our short- term corporate strategy and correlate pay with the achievement of short-term Company objectives and financial performance.

For fiscal 2014, the chief executive officer, other executive officers, and other members of senior management, including corporate vice presidents, together with all other employees of the Company were eligible to participate in the Company’s 2014 Cash Incentive Plan (the “2014 Plan”). Under the 2014 Plan, individual cash incentive payments for the chief executive officer and other executive officers were based both on Company performance, as measured by achievement of operating income (before incentive plan accruals and certain acquisition related costs) and revenue goals within specified ranges established by the compensation committee, and corporate management objective performance, as measured by the achievement of functional group management objectives, with each of these components potentially affecting the cash incentive award. The compensation committee determined the individual performance of the chief executive officer, as measured against the personal management objectives established by the committee during the first fiscal quarter of 2014, and the chief executive officer determined the individual performance of the other functional groups, as measured against group management objectives recommended by the chief executive officer and approved by the committee during the first fiscal quarter of 2014. The functional group management objectives related to achievement of certain financial performance, product development, customer development and operational efficiency targets.

In setting the 2014 Plan award target amounts for the named executive officers for fiscal 2014, the compensation committee considered the overall affordability of the 2014 Plan and considered the industry market data provided by the compensation consultant.

The 2014 Plan required that the Company achieve a certain level of profitability on a GAAP operating basis, or there would be no payments under the 2014 Plan. Under the 2014 Plan, the aggregate target cash awards for all executive management participants in the 2014 Plan, including the chief executive officer, other executive officers, and other members of senior management, including corporate vice presidents, totaled approximately $1.3 million, and the aggregate maximum cash award for all participants at 100% achievement of their incentive targets was $7.3 million, based on headcount at adoption. Four levels of Company financial performance were projected (labeled L2, L3, L4 and L5 in the table below) as reflected in GAAP operating income and revenue targets that were required to be met for the 2014 Plan to fund at each of the four levels, assuming 90% achievement of management objectives. In addition, the compensation committee provided that, in connection with payments under the 2014 Plan, the aggregate amount of payments under the 2014 Plan could not exceed 28% of GAAP operating income before accruals for 2014 Plan payments and before certain acquisition related expenses. If company performance fell between two performance levels (such as between L3 and L4), the 2014 Plan was to be funded on a curve. In addition, pursuant to the terms of the 2014 Plan and applicable employment agreements, all employees, including the chief executive officer, other executives and corporate vice presidents, were eligible to receive incentives under the Plan equal to not more than 200% of their target incentives in the event that the targets for each level were achieved.

2014 Plan Company Financial Performance Structure (Annual Figures)

	L2	L3	L4	L5
GAAP Operating Income	$20.9M	$42.2M	$53.0M	$60.6M
Revenue	$300M	$340M	$360M	$380M
Budget Pool Executives and Other Management	$0.7M	$1.3M	$2.0M	$2.7M
Budget Pool Other Employees	$3.4M	$6.0M	$7.5M	$8.8M
Executive Plan Element Funding Levels (% of Annual Target)	50%	100%	150%	200%

The Company's operating income for fiscal 2014 (before accrual and payment of incentives under the 2014 Plan and certain acquisition related expenses) was approximately $55.0 million, the Company's revenue for fiscal 2014 was approximately $366.1 million and the achievement of management objectives was 89.8%, resulting in a payment under the 2014 Plan to the chief executive officer and to executives at approximately 142% of target after application of the operating income cap of 28%. The aggregate amount paid to the chief executive officer, other executives and corporate vice presidents under the 2014 Plan was approximately $1.9 million and the aggregate amount paid to other employees was $9.7 million.

Long-Term Equity Incentive Compensation

The Company’s equity incentive plans are intended to motivate and reward the achievement of long-term Company performance and to motivate and retain key personnel. In fiscal 2014, the compensation committee engaged the services of Mercer to review the Company’s equity compensation programs. Based on this review and other deliberations, the committee determined to continue its practice of granting a blend of options and RSUs in connection with its annual grants in fiscal 2014. The committee established a potential grant value for each named executive officer, including the chief executive officer, based on recommendations provided by Mercer, as revised to reflect the Company's commitment to the burn rate cap on annual equity grants. The committee intends these grants to be competitive with similar grants to named executive officers by companies in our peer group based on our valuation of the grants using the Black-Scholes valuation model. During 2014, the Committee determined that twenty-five percent (25%) of the long-term incentive compensation of the chief executive officer should have vesting tied to achievement of the targets that reflect the Company’s commitment to increase shareholder value. The committee accordingly based the vesting of fifty percent (50%) of the chief executive officer’s RSU grants in 2014 on the achievement of specified increases in the market value of the Company’s common stock. In December 2014, the committee determined that twenty-five percent (25%) of equity grants made to the Company’s executive officers and other management personnel in 2015 similarly would incorporate performance based vesting. The committee intends to implement performance criteria that make vesting subject to the relative performance of the market value of the Company’s common stock compared to an index of other semiconductor companies. The committee made and intends in the future to make annual replenishment grants during its regularly scheduled board meeting during the first fiscal quarter, commencing in fiscal 2014, to align the timing of these grants with the review of executive officer and other employee performance.

Certain Executive Officer and Other Compensation Polices

Equity Compensation Plans Prohibit Repricing Stock Options Without Stockholder Approval

The Company's 2013 Incentive Plan, 2011 Non-Employee Director Equity Incentive Plan and 1996 Stock Incentive Plan expressly prohibit the repricing of stock options without stockholder approval.

Stock Ownership and Retention Requirements

In 2011, the Board adopted the requirement that the Company's chief executive officer, not more than five years after the date of initial employment, maintain ownership of the Company's stock equal in value to three times the chief executive officer's base salary. In addition, the compensation committee adopted a requirement that each of the Company's officers will be required to hold for a minimum of 24 months after the applicable payment date all shares acquired pursuant to RSUs.

Restitution or Recovery Policy

Since 2011, the Company's Corporate Governance Policies have provided that the Company will seek to recover, at the direction of the compensation committee after it has considered the costs and benefits of doing so, and to the extent permitted by applicable law, incentive compensation awarded or paid to an executive officer of the Company for a fiscal period if the result of a performance measure upon which the award was based or paid is subsequently restated or otherwise adjusted in a manner that would reduce the size of the award or payment.

Other Executive Benefit Arrangements and Gross Ups

In 2011, the compensation committee adopted a policy eliminating the payment of all tax gross-ups for the Company's executive officers except for tax gross-ups for relocation expenses.

Accounting and Tax Considerations

In determining the compensation programs, practices and packages offered to the Company’s executive officers for fiscal 2014, the compensation committee took into consideration the accounting and tax effects of each component of compensation and aims to keep the compensation expenses associated with such programs, practices and packages within reasonable levels.

Under Section 162(m) of the Internal Revenue Code and related regulations of the Internal Revenue Service, the Company generally receives a federal income tax deduction for compensation paid to our chief executive officer and our other named executive officer (who is not our chief financial officer) only if the compensation is less than $1 million during any year or is “performance-based” under Section 162(m). Our 1996 Stock Incentive Plan and 2013 Incentive Plan were designed to permit our compensation committee to grant stock options and other equity compensation awards that are “performance-based” and thus fully tax-deductible to the Company. We may from time to time pay compensation to our executive officers that may not be deductible when, for example, we believe such compensation is appropriate and in the best interests of the stockholders, after taking into consideration changing business conditions and/or the executive's performance.

Results of 2014 Stockholder Advisory Approval of Named Executive Officer Compensation

At the Company's 2014 annual meeting of stockholders, we requested our stockholders to approve, on an advisory (non-binding) basis, the compensation of the Company's named executive officers for fiscal 2013 as reported in the proxy statement for the 2014 annual meeting of stockholders. The Company's stockholders expressed substantial support for the named executive officers' compensation, with approximately 99.06% of the shares present and entitled to vote for approval, on an advisory basis, of this "say on pay" proposal. Because of this high level of support expressed by our stockholders, the compensation committee has continued to apply a similar approach for named executive officers compensation decisions and policies.

2014 Summary Compensation Table

The following table sets forth summary information concerning compensation for our named executive officers, which includes our CEO, our CFO, each individual who served in such capacities during our fiscal year ended January 3, 2015, and our other three highest compensated executive officers for fiscal 2014.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensa- tion ($)	All Other Compensa- tion ($)(2)	Total ($)
Billerbeck, Darin G. President and CEO	2014	481,587	300		1,378,808	1,399,769	669,202	5,565	3,935,231
	2013	470,250	0		999,999	986,736	756,382	5,565	3,218,932
	2012	450,000	0		1,000,000	0	0	7,444	1,457,444
	2011	450,000	0		250,003	0	135,000	2,529	837,532
Bedewi, Joseph G. Corporate Vice President and CFO(3)	2014	285,385	0		180,002	179,960	198,282	7,082	850,711
	2013	280,000	0		150,001	156,541	225,393	7,082	819,017
	2012	272,500	0		101,762	99,999	0	9,082	483,343
	2011	182,692	0		692,000	0	44,471	86,671	1,005,834
Milstead, Byron W. Corporate VP & General Counsel(4)	2014	273,870	0		169,997	169,962	201,112	86,894	901,835
	2013	268,211	977	(5)	124,999	130,451	219,509	86,734	830,881
	2012	275,000	0		101,762	99,999	0	9,784	486,545
	2011	271,923	0		100,000	110,250	67,885	6,706	556,764

(1)
This amount represents the aggregate grant date fair value computed in accordance with the requirements of FASB ASC Topic 718, excluding the effect of any estimated forfeitures. Amounts shown do not reflect compensation actually received by the named executive officer. The assumptions used to calculate the value of the option awards are set forth in Note 13 in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended January 3, 2015.

(2)	Additional information regarding the amounts provided in this column is provided in the 2014 All Other Compensation Table that follows this table.

(3)	Mr. Bedewi joined the Company as Corporate Vice President and Chief Financial Officer on April 11, 2011.

(4)
Mr. Milstead also serves as President and General Manager of Lattice SG Pte Ltd., the Company's wholly owned sales and distribution subsidiary in Singapore. Mr. Milstead's compensation for fiscal 2014 and 2013 includes compensation paid both for his service as Corporate VP & General Counsel of Lattice Semiconductor Corporation and President & General Manager of Lattice SG Pte. Ltd. Amounts paid to Mr. Milstead in Singapore dollars have been converted to U.S. dollars using the exchange rate in effect on the last day of the applicable fiscal year.

(5)
In 2013, Mr. Milstead was awarded a bonus in accordance with a Company policy that awards a bonus in the amount of $1,000 for all domestic employees who have been employed with the Company for five years. The bonus was paid 90% in Singapore dollars and 10% in U.S. dollars. Consistent with footnote 4 above, the amount in the table reflects the exchange rate in effect on the last day of the fiscal year.

2014 All Other Compensation Table

The following table sets forth information concerning items included in the All Other Compensation column of the Summary Compensation Table for the fiscal year ended January 3, 2015.

Name	Supplemental Life Insurance Premiums ($)	Supplemental Disability Insurance Premiums ($)	Other ($)		Total ($)
Billerbeck, Darin G. President & CEO	1,458	4,107	0		5,565
Bedewi, Joseph G. Corporate VP & CFO	5,441	1,641	0		7,082
Milstead, Byron W. Corporate VP & General Counsel	3,442	4,343	79,110	(1)	86,894

(1) Consists of an apartment and home office in Singapore at an aggregate incremental cost to the Company of $62,663, a local transportation allowance of $11,249 and additional phone service.

2014 Grants of Plan-Based Awards Table
The following table sets forth information regarding plan-based awards granted during the fiscal year ended January 3, 2015 to each of our named executive officers.

Name	Type of Award	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units(#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($ / Sh)	Grant Date Fair Value of Stock and Option Awards($)(1)
			Thres-hold ($)	Target ($)	Maximum ($)
Billerbeck, Darin G. President & CEO	Cash Incentive Plan Award		0	472,500	945,000	0		0		0	0
	RSU Grant	2/11/2014	0	0	0	98,592	(4)	0		0	700,003
	RSU Performance Grant	2/11/2014	0	0	0	98,592	(2)	0		0	678,806
	Stock Option	2/11/2014	0	0	0	0		462,596	(3)	7.10	1,399,769
Bedewi, Joseph G. Corporate VP & CFO	Cash Incentive Plan Award		0	140,000	280,000			0		0	0
	RSU Grant	3/21/2014	0	0	0	23,873	(4)	0		0	180,002
	Stock Option	3/21/2014	0	0	0	0		55,514	(3)	7.54	179,960
Milstead, Byron W. Corporate VP & General Counsel	Cash Incentive Plan Award		0	140,041	280,081	0		0		0	0
	RSU Grant	3/21/2014	0	0	0	22,546	(4)	0		0	169,997
	Stock Option	3/21/2014	0	0	0	0		52,430	(3)	7.54	169,962

(1)
Fair value as of the grant date was determined in accordance with ASC 718, excluding the effect of any estimated forfeitures. The assumptions used to calculate the value of the option awards are set forth in Note 13 in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended January 3, 2015.

(2)
The first half of the grant of Performance Restricted Stock Units (PRSUs) vests on such later date as the closing sale price of the Company's common stock shall exceed the grant date closing price by ten percent (10%) and the date the Compensation Committee of the Board of Directors shall have certified the same; provided, however, that such vesting shall have occurred not more than seven (7) years from the date of grant or the grant shall be forfeited. The second half of the grant of Performance Restricted Stock Units (PRSUs) vests on such later date as the closing sale price of the Company's common stock shall exceed the grant date closing price by ten percent (10%) and the date the Compensation Committee of the Board of Directors shall have certified the same; provided, however, that such vesting shall have occurred not more than seven (7) years from the date of grant or the grant shall be forfeited.

(3)
These stock options vest at the rate of 6.25% of the total option shares as of three months from the grant date, and at the rate of 6.25% of the total options shares as of the end of each three-month period thereafter.

(4)	These RSUs vest at the rate of 25% of the total RSUs as of one year from the grant date, and at the rate of 6.25% of the total RSUs as of the end of each three-month period thereafter.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Amounts in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table for fiscal years 2012, 2013 and 2014 represent payments of awards under our Cash Incentive Plan for each of those years. Each named executive officer’s potential award was based on a specified percentage of his annual base salary and the potential award increases when and if a named executive officer's annual base salary increases. The GAAP operating income and revenue targets established under the Cash Incentive Plan for fiscal 2012 were not achieved so no payments were made to the named executive officers under the Cash Incentive Plan for fiscal 2012.

See also the “Compensation Discussion and Analysis” above for more information about our Cash Incentive Plan for fiscal 2014 .

Amounts in the Bonus column of the Summary Compensation Table represent service and patent bonuses paid to the executive officers under a broad-based employment policy.

Other elements of executive compensation include participation in a broad-based life and disability insurance program, broad-based medical benefits, and the ability to defer compensation pursuant to a broad-based 401(k) plan that provided matching contributions in fiscal 2012 that were eliminated in fiscal 2013. The Company does not maintain a pension plan or any other defined benefit retirement plans.

The Company provides certain supplemental life and disability insurance coverage to executive officers and certain other members of senior management. Because the Company negotiates these insurance arrangements on a bulk basis, such insurance coverage, whether issued on a group basis or individually underwritten, is obtained by the Company at rates that are likely to be better than those obtainable by individuals seeking comparable insurance coverage on their own. The premiums paid by the Company for such supplemental insurance are considered a taxable benefit to the employee.

The principal equity component of executive compensation historically has been our employee stock option program. In past years, stock options were typically granted when an executive joined us and on an annual basis thereafter under a replenishment program. Initial stock option grants vest over a period of four years. The purpose of the annual replenishment program is to ensure that our executives always have options that vest in increments over a subsequent four-year period. Stock options are also occasionally granted for promotions or other special achievements. Stock options provide a means of retention and motivation for our executives and also align their interests with long-term stock price appreciation.

All stock option grants have a per share exercise price equal to the fair market value of our stock on the date of grant. The Company has not granted, nor does it intend in the future to grant, equity-based compensation awards (stock options and/or restricted stock units) to executives in anticipation of the release of material nonpublic information that is likely to result in changes to the price of our stock, such as a significant positive or negative earnings announcement. Similarly, the Company has not timed, nor does it intend in the future to time, the release of material nonpublic information based on equity award grant dates.

CEO Employment Agreement

Effective November 8, 2010, in connection with the hiring of Darin G. Billerbeck as the President and Chief Executive Officer, the Company entered into an employment agreement with Mr. Billerbeck, which sets forth terms and provisions governing Mr. Billerbeck’s employment as President and Chief Executive Officer. Key terms of Mr. Billerbeck’s agreement that relate to the information disclosed in the Summary Compensation Table and Grants of Plan-Based Awards Table are as follows:

Salary. Mr. Billerbeck receives a base salary at an annual rate of not less than $450,000, which the Compensation Committee of the Board of Directors (the "Committee") must review at least annually and may increase at its discretion.

Annual Incentive. Mr. Billerbeck is eligible for an annual incentive bonus of at least 100% of his base salary (or such higher figure as the “Committee” may select (the “Target Bonus”) upon the achievement of specific milestones to be established by Mr. Billerbeck and the Committee no later than 45 days after the start of each fiscal year. In 2014, Mr Billerbeck's maximum annual incentive bonus was increased to 200% of his Target Bonus.

Other Executive Agreements

In each of 2013 and 2014, the Company entered into a Short Term Assignment Letter of Understanding with Byron W. Milstead, our Corporate Vice President, General Counsel and Secretary relating to his posting in Singapore pursuant to which the Company agreed to provide Mr. Milstead with additional benefits and compensation to facilitate his relocation from the United States and the conduct of his duties in Singapore.

2014 Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth information with respect to all unexercised options and unvested stock grants as of the fiscal year ended, January 3, 2015, that have been previously awarded to the named executive officers.

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)		Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Name	Exercisable		Unexercisable
Billerbeck, Darin G. President & CEO
	574,600	(2)		4.86	11/8/2017	2,481	(3)	17,144
	210,000	(4)	270,000	4.64	2/5/2020	12,967	(5)	89,602
						26,940	(6)	186,155
	86,736	(13)	375,860	7.10	2/11/2021	98,592	(14)	681,271
Bedewi, Joseph G. Corporate VP & CFO
	6,292	(7)	10,487	6.43	3/30/2019	12,500	(8)	86,375
	4,171	(9)	37,541	5.40	3/25/2020	4,860	(10)	33,583
	10,408	(15)	45,106	7.54	3/21/2021	15,625	(11)	107,969
						23,873	(16)	164,962
Milstead, Byron W. Corporate VP & General Counsel
	6,970	(12)	2,324	6.30	2/1/2018	992	(3)	6,855
	8,389	(7)	10,487	6.43	3/30/2019	4,860	(10)	33,583
	13,904	(9)	31,284	5.40	3/25/2020	13,021	(11)	89,975
	9,830	(15)	42,600	7.54	3/21/2021	22,546	(16)	155,793

(1)	The market value of shares that have not vested was determined based on the fair market value of the Company’s common stock as of January 3, 2015, the last business day of fiscal 2014.

(2)
These stock options were granted on November 8, 2010. The options vest at the rate of 25% of the total option shares as of one year from the grant date, and at the rate of 6.25% of the total option shares as of the end of each three-month period thereafter.

(3)
These RSUs were granted on February 1, 2011. The RSUs vest at the rate of 25% of the total RSUs as of one year from the grant date, and at the rate of 6.25% of the total RSUs as of the end of each three-month period thereafter.

(4)
These stock options were granted on February 5, 2013. The options vest at the rate of 6.25% of the total option shares as of three months from the grant date, and 6.25% of the total option shares as of the end of each three-month period thereafter.

(5)
These RSUs were granted on March 30, 2012. The RSUs vest at the rate of 33.3% of the total RSUs as of one year from the grant date, and at the rate of 8.3375% of the total RSUs as of the end of each three-month period thereafter.

(6)	These RSUs were granted on February 5, 2013. The RSUs vest at the rate of 50% as of one year from the grant date, and 12.5% as of the end of each three-month period thereafter.

(7)
These stock options were granted on March 30, 2012. The options vest at the rate of 6.25% of the total option shares as of three months from the grant date, and at the rate of 6.25% of the total option shares as of the end of each three-month period thereafter.

(8)
These RSUs were granted on May 2, 2011. The RSUs vest at the rate of 25% of the total RSUs as of one year from the grant date, and at the rate of 6.25% of the total RSUs as of the end of each three-month period thereafter.

(9)
These stock options were granted on March 25, 2013. The options vest at the rate of 6.25% of the total option shares as of three months from the grant date, and 6.25% of the total option shares as of the end of each three-month period thereafter.

(10)
These RSUs were granted on March 30, 2012. The RSUs vest at the rate of 25% of the total RSUs as of one year from the grant date, and at the rate of 6.25% of the total RSUs as of the end of each three-month period thereafter.

(11)
These RSUs were granted on March 25, 2013. The RSUs vest at the rate of 25% of the total option shares as of one year from the date of grant, and 6.25% of the total option shares as of the end of each three-month period thereafter.

(12)
These stock options were granted on February 1, 2011. The options vest at the rate of 6.25% of the total option shares as of three months from the grant date, and at the rate of 6.25% of the total option shares as of the end of each three-month period thereafter.

(13)
These stock options were granted on February 11, 2014. The options vest at the rate of 6.25% of the total option shares as of three months from the grant date, and at the rate of 6.25% of the total option shares as of the end of each three-month period thereafter.

(14)
These RSUs were granted on February 11, 2014. The RSUs vest at the rate of 25% of the total RSUs as of one year from the grant date, and at the rate of 6.25% of the total RSUs as of the end of each three-month period thereafter.

(15)
These stock options were granted on March 21, 2014. The options vest at the rate of 6.25% of the total option shares as of three months from the grant date, and at the rate of 6.25% of the total option shares as of the end of each three-month period thereafter.

(16)
These RSUs were granted on March 21, 2014. The RSUs vest at the rate of 25% of the total RSUs as of one year from the grant date, and at the rate of 6.25% of the total RSUs as of the end of each three-month period thereafter.

2014 Option Exercises and Stock Vested Table

The following table sets forth information for the fiscal year ended January 3, 2015 with respect to the shares acquired pursuant to option exercises and shares acquired on vesting of RSUs for the named executive officers.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Billerbeck, Darin G. President & CEO	175,400	586,328	348,955	2,468,266
Bedewi, Joseph G. Corporate VP and CFO	41,804	77,595	41,041	292,008
Milstead, Byron W. Corporate VP & General Counsel	52,989	85,370	17,983	134,591

(1)	The value realized on exercise was determined based on the difference between the fair market value on the date of exercise and the exercise price.

(2)	The value realized on vesting was determined based on the fair market value of the Company’s common stock on the date of vesting.

Potential Payments upon Termination or Change-in-Control

The following paragraphs describe the terms of the employment agreements between the Company and each of Mr. Billerbeck, Mr. Bedewi and Mr. Milstead that provide for payment of benefits to our named executive officers at, following, or in connection with, any termination of such named executive officer’s employment with the Company.

Darin G. Billerbeck

In the event of an “Involuntary Termination” (as defined in the agreement) of Mr. Billerbeck’s employment, the Company will pay Mr. Billerbeck an amount equal to (i) Mr. Billerbeck’s then base salary, plus Mr. Billerbeck’s then target bonus amount, plus (ii) if he elects to continue health insurance coverage under COBRA, the amount of his monthly premium until the earlier of twelve months after the termination date or the date he commences receiving substantially equivalent coverage in connection with new employment. Additionally, Mr. Billerbeck will become immediately vested in all of his outstanding equity awards as if he continued service with the Company for an additional 12 months.

If there is an Involuntary Termination of Mr. Billerbeck’s employment, and such termination occurs immediately prior to a change in control or within 24 months following the change in control, then Mr. Billerbeck will immediately fully vest in all of his outstanding equity awards. Additionally, the Company will pay Mr. Billerbeck an amount equal to (i) 2.0 times Mr. Billerbeck’s then base salary, plus 2.0 times Mr. Billerbeck’s then target bonus amount, plus (ii) duration of COBRA coverage as set forth above.

The severance benefits will be subject to Mr. Billerbeck entering into (and not subsequently revoking) a separation agreement and release of claims, and agreeing to certain non-compete, non-solicitation and non-disparagement provisions that would be in effect for 12 months following his termination date.

In the event that the severance payments and other benefits payable to Mr. Billerbeck constitute "parachute payments" under Section 280G of the U.S. tax code and would be subject to the applicable excise tax, then Mr. Billerbeck's severance and other benefits shall be either (i) delivered in full, or (ii) delivered to such lesser extent which would result in no portion of such benefits being subject to the excise tax, whichever results in the receipt by Mr. Billerbeck on an after-tax basis of the greatest amount of benefits.

Other Named Executive Officers

The Company entered into employment agreements with Mr. Milstead in May 2008 and with Mr. Bedewi in April 2011 in connection with hiring each of them. Under the terms of the employment agreements with each of Mr. Bedewi and Mr. Milstead, in the event that the officer’s employment is terminated by the Company without Cause (as defined in the agreements) or by the Officer for Good Reason (as defined in the agreements), the Company will pay an amount equal to the officer’s then base salary, plus a pro-rata portion of the officer’s then target bonus amount to each of Mr. Bedewi and Mr. Milstead. Additionally, if the officer elects to continue health insurance coverage under COBRA, the Company will pay the amount of his monthly premium until the earlier of 12 months after the termination date or the date he commences receiving substantially equivalent coverage in connection with new employment.

In the event that the officer’s employment is terminated by the Company without Cause or by the Officer for Good Reason, and such termination occurs immediately prior to a change in control or within 24 months following the change in control, then the officer will immediately fully vest in all of his outstanding equity awards. Additionally, the Company will pay the officer an amount equal to the officer’s then base salary, plus the officer’s then target bonus amount, plus the amount of health insurance coverage under COBRA as described earlier.

The severance benefits will be subject to the officer entering into (and not subsequently revoking) a separation agreement and release of claims, and agreeing to certain non-compete, non-solicitation and non-disparagement provisions that would be in effect for 12 months following his termination date. The following table provides information regarding the amounts that would have been owed to our current named executive officers if their employment with the Company had been terminated as of January 2, 2015, the last business day of our fiscal year ended January 3, 2015.

Name	Basis of Termination	Accrued Unpaid Salary ($)	Unreimbursed Business Expenses ($)	Severance Payment ($)		Continuation of Insurance Benefit ($)	Accelerated Vesting of Stock Options and Restricted Stock Units ($)
Billerbeck, Darin G. President & CEO	Voluntary Termination	18,173	0	0		0	0
	Terminated without Cause or Termination by Employee with Good Reason	18,173	0	945,000	(1)	22,055	863,357	(2)
	Within 24 months after Change in Control, Terminated without Cause or Termination by Employee with Good Reason	18,173	0	1,890,000	(3)	22,055	1,587,072	(4)
Bedewi, Joseph G. Corporate VP & CFO	Voluntary Termination	10,769	0	0		0	0
	Terminated without Cause or Termination by Employee with Good Reason	10,769	0	420,000	(5)	22,055	0
	Within 24 months after Change in Control, Terminated without Cause or Termination by Employee with Good Reason	10,769	0	420,000	(6)	22,055	397,923	(7)
Milstead, Byron W. Corporate VP & General Counsel	Voluntary Termination	2,842	0	0		0	0
	Terminated without Cause or Termination by Employee with Good Reason	2,842	0	420,122	(5)	22,055	0
	Within 24 months after Change in Control, Terminated without Cause or Termination by Employee with Good Reason	2,842	0	420,122	(6)	22,055	339,896	(7)

(1)	This amount is equal to 1.0 times Mr. Billerbeck’s base salary plus 1.0 times his target cash award under the 2014 Cash Incentive Plan.

(2)
This amount represents the aggregate value of the in-the-money stock options that would have become exercisable and RSUs that would have vested as a result of acceleration of vesting provided for in Mr. Billerbeck’s employment agreement if the Company had terminated him without Cause or if Mr. Billerbeck had terminated his employment with Good Reason on January 3, 2015. The closing price of our common stock on January 2, 2015 (the last day in fiscal 2014 that financial markets were open) was $6.91.

(3)	This amount is equal to 2.0 times Mr. Billerbeck’s base salary plus 2.0 times his target cash award under the 2014 Cash Incentive Plan.

(4)
This amount represents the aggregate value of the in-the-money stock options that would have become exercisable and RSUs that would have vested as a result of acceleration of vesting provided for in Mr. Billerbeck’s employment agreement if, within 24 months following a change in control, the Company had terminated Mr. Billerbeck without Cause or if Mr. Billerbeck had terminated his employment with Good Reason on January 2, 2015. The closing price of our common stock on January 2, 2015 (the last day in fiscal 2014 that financial markets were open) was $6.91.

(5)
This amount is equal to 1.0 times the executive officer’s base salary plus 1.0 times the executive officer’s target cash award (without any pro rata reduction due to the month of the hypothetical termination because the plan year had been completed) under the 2014 Cash Incentive Plan.

(6)	This amount is equal to 1.0 times the executive officer’s base salary plus 1.0 times the executive officer’s target cash award (without any pro rata reduction) under the 2014 Cash Incentive Plan.

(7)
These amounts represent the aggregate value of the in-the-money stock options that would have become exercisable and RSUs that would have vested as a result of acceleration of vesting provided for in each executive officer’s employment agreement if, within 24 months following a change in control, the Company had terminated the executive officer without Cause or if the executive officer had terminated his employment with Good Reason on January 2, 2015. The closing price of our common stock on January 2, 2015 (the last day in fiscal 2014 that financial markets were open) was $6.91.

DIRECTOR COMPENSATION

2014 Director Compensation Table

The following table sets forth information concerning compensation of our non-employee directors for the fiscal year ended January 2, 2015.

Name	Fees Earned in Cash ($)		Stock Awards ($)(10)	Total ($)
Jones, Patrick S., Chairman	101,667	(1)	105,000	206,667
Abrams, Robin A.	55,000	(2)	105,000	160,000
Bourgoin, John	61,667	(3)	105,000	166,667
Herb, Robert R.	49,167	(4)	78,748	127,915
Jensen, Mark E.	46,667	(5)	96,252	142,919
Krishnamurthy, Balaji	46,667	(6)	105,000	151,667
Parker, Gerhard H.	27,500	(7)	—	27,500
Schwarz, Hans	22,500	(8)	—	22,500
Richardson, D. Jeffrey	4,167	(9)	149,968	154,135

(1)
Includes a $30,000 retainer for serving as chairman of the board (amount pro-rated for a rate change occurring mid-year), $20,000 retainer for serving as chairman of the audit committee , $10,000 retainer for serving as a member of the audit committee, $5,000 retainer for serving as a member of the nominating and governance committee, and a $36,666.65 (amount pro-rated for a rate change occurring mid-year) retainer as a member of the board of directors.

(2)
Includes $10,000 retainer for serving as a member of the audit committee, $3,000 retainer for serving as chairman of the nominating and governance committee starting from her appointment in May 2014. $5,333.33 retainer for serving as a member of the nominating and governance committee (amount pro-rated for a rate change occurring mid-year), and a $36,666.65 retainer as a member of the board of directors (amount pro-rated for a rate change occurring mid-year).

(3)
Includes $15,000 retainer for serving as chairman of the compensation committee , $10,000 retainer for serving as a member of the compensation committee, and $36,666.65 retainer as a member of the board of directors (amount pro-rated for a rate change occurring mid-year).

(4)
Includes $10,000 retainer for serving as a member of the compensation committee, $2,500 retainer for serving as a member of the nominating and governance committee starting from his appointment in July 2014 and $36,666.65 retainer as a member of the board of directors (amount pro-rated for a rate change occurring mid-year).

(5)	Includes $10,000 retainer for serving as a member of the audit committee and $36,666.65 retainer as a member of the board of directors (amount pro-rated for a rate change occurring mid-year), .

(6)	Includes $10,000 retainer for serving as a member of the compensation committee and $36,666.65 retainer as a member of the board of directors (amount pro-rated for a rate change occurring mid-year).

(7)
Includes $2,500 retainer for serving as chair of the nominating and governance committee through the end of his term in June 2014, $2,500 retainer for serving as a member of the nominating and governance committee through the end of his term in June 2014, $5,000 retainer for serving as a member of the audit committee through the end of his term in June 2014, and $17,500 retainer as a member of the board of directors through the end of his term in June 2014.

(8)
Includes $2,500 retainer for serving as a member of the compensation committee through the end of his term in June 2014, and $17,500 retainer as a member of the board of directors through the end of his term in June 2014.

(9)
Includes $833.33 retainer for serving as a member of the audit committee starting from his appointment in December 2014, and $3,333.33 retainer as a member of the board of directors starting from his appointment in December 2014.

(10)
The amounts provided in this column represent the full grant date fair value of the restricted stock unit awards (Messrs. Jones, Bourgoin, Herb, Jensen, Krishnamurthy, and Ms. Abrams) or stock option grants (Mr. Richardson ) granted pursuant to our 2011 Non-Employee Director Equity Incentive Plan to each director and former director in the fiscal year ended January 3, 2015, determined in accordance with ASC 718, excluding the effect of any estimated forfeitures. The aggregate number of unvested RSU awards outstanding under our 2001 Outside Directors' Stock Option Plan or our 2011 Non-Employee Director Equity Incentive Plan for each director as of the Company's fiscal year end, January 3, 2015, is as follows: Mr. Jones 13,191, Ms. Abrams 13,191, Mr. Bourgoin 13,191, Mr. Herb 9,893, Mr. Jensen 12,092, Mr. Krishnamurthy 13,191, and Mr. Richardson 0. In prior years, directors received stock options under our 2001 Outside Directors' Stock Option Plan or our 2011 Non-Employee Director Equity Incentive Plan. The aggregate number of option awards outstanding for each director as of the Company's fiscal year end, January 3, 2015, is as follows: Mr. Jones 130,500, Ms. Abrams 90,000, Mr. Bourgoin 90,000, Mr. Herb 90,000, Mr. Jensen 90,000, Mr. Krishnamurthy 115,922, and Mr. Richardson 53,918.

Narrative Discussion to 2014 Director Compensation Table

RSU and option grants were awarded in 2014 to our non-employee directors under the Company’s 2011 Non-Employee Director Equity Incentive Plan. Outside directors receive an initial grant of stock options valued at $150,000 on the date of the director's election or appointment to the board of directors. The first grant becomes exercisable in installments cumulatively with respect to 1/3 of the optioned stock on each of the first three anniversaries of the grant date thereafter, so that 100% of the optioned stock shall be exercisable on the third anniversary of the date of grant, provided that the director continues to serve as a director on such dates. The options have a term of ten years. Directors also automatically receive an RSU award at the board of directors meeting following each annual meeting of stockholders for a number of shares of common stock determined by dividing $105,000 by the fair market value of a share of the common stock on the grant date, which grants shall vest and become payable with respect to 100% of the RSUs on the first anniversary of the grant date, provided that the director continues to serve as a director on such dates.

The Company compensates its non-employee directors by paying an annual retainer for service on the board of directors and its standing committees. Effective September 2014, each director receives a cash retainer of $40,000 (previously $35,000) per year for service on the Board, the chairperson of the board of directors receives an annual retainer of $30,000, and the chairpersons of the audit, compensation and nominating and governance committees receive annual retainers of $20,000 , $15,000 and $7,500, respectively. Committee members receive annual retainers of $10,000 for the audit and compensation committees, and $5,000 for the nominating and governance committee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of our compensation committee during 2014 were Mr. Bourgoin, Mr. Herb , Mr. Krishnamurthy, and Mr. Schwarz (until May 2014) . None of the members of the committee was or is one of our officers or employees, nor has any member of the committee had any relationship requiring disclosure under Item 404 of Regulation S-K under the Securities Exchange Act of 1934. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed with management the Compensation Discussion and Analysis to be included in this 2015 proxy statement filed pursuant to Section 14(a) of the Exchange Act. Based on the reviews and discussions referred to above, we recommended to the board of directors that the Compensation Discussion and Analysis referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 3, 2015 and this proxy statement for the 2015 annual meeting of stockholders.
Compensation Committee

John Bourgoin, Chairman
Robert R. Herb
Balaji Krishnamurthy

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During fiscal year 2014, there was not, nor is there currently proposed, any transaction or series of similar transactions to which the Company was or is to be a party in which the amount involved exceeds $120,000 and in which any director, executive officer, five percent stockholder or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

The Company’s published Code of Conduct provides that as a general rule, employees should avoid conducting Company business or entering into any Company business agreements or arrangements with a relative or significant other, or with a business in which a relative or significant other has an influential role, and any other business agreements or arrangements that would be considered a related party transaction.

Under the Company’s Code of Conduct, if a related party transaction is to be entered into, it must be fully disclosed to the Chief Financial Officer in advance, and if determined to be material by the Chief Financial Officer, the transaction must be reviewed and approved in advance by the audit committee of the board of directors. Any related party transactions involving the Company’s directors or executive officers are, by definition, material, and as such, must be reviewed and approved, in writing and in advance, by the audit committee.

Any approved related party transactions must be structured and conducted in a manner such that no preferential treatment is given to the related party.

In addition, the Company’s published Director Code of Ethics provides that no director may receive any material personal profit or advantage in connection with any transaction involving the Company without disclosure and approval of the chairman of the nominating and governance committee (or other member of the nominating and governance committee, if the director in question is the chairman). Furthermore, no director may have a material personal or family financial interest in any Company supplier, customer, reseller or competitor that might cause divided loyalty, or the appearance of divided loyalty, without advance disclosure and approval by the nominating and governance committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table sets forth, as of March 13, 2015, information about (i) persons known to us to be the beneficial owners of more than five percent of our outstanding common stock, (ii) each current director and each named executive officer, and (iii) all current directors and executive officers as a group. The address for each of our executive officers and directors is 111 SW 5th Ave., Suite 700, Portland, Oregon 97204

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (# of Shares)(1)		Percent of Class
Ameriprise Financial, Inc. 145 Ameriprise Financial Center Minneapolis, MN 55474	11,909,241	(2)	10.07%
NWQ Investment Management Company, LLC 2049 Century Park East, 16th Floor Los Angeles, CA 90067	10,304,609	(3)	8.72%
Soros Fund Management LLC 888 Seventh Avenue, 33rd Floor New York, NY 10106	7,866,666	(4)	6.65%
Franklin Resources, Inc. One Franklin Parkway San Mateo, CA 94403	7,659,470	(5)	6.5%
The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, PA 19355	7,413,391	(6)	6.27%
BlackRock, Inc. 55 E. 52ndStreet New York, NY 10022	6,454,804	(7)	5.5%
Dimensional Fund Advisors LP Building One 6300 Bee Cave Road Austin, TX 78746	5,982,453	(8)	5.06%
Darin G. Billerbeck, Director, President & CEO	1,316,286	(9)	1.13%
Patrick S. Jones, Director	203,997	(10)	*
Balaji Krishnamurthy, Director	152,747	(11)	*
Robin A. Abrams, Director	139,075	(12)	*
John Bourgoin, Director	139,075	(13)	*
Joseph G. Bedewi, Corporate Vice President & CFO	87,608	(14)	*
Byron W. Milstead, Corporate Vice President & General Counsel	83,646	(15)	*
Mark E. Jensen, Director	42,092	(16)	*
Robert R. Herb, Director	39,893	(17)	*
All directors and executive officers as a group (9 persons)	2,204,419	(18)	1.89%

*	Less than one percent.

(1)	Unless otherwise indicated, the named beneficial owner has sole voting and dispositive power with respect to the shares, subject to community property laws where applicable.

(2)
Based solely on information contained in a Schedule 13G/A which was jointly filed by Ameriprise Financial, Inc., and its affiliates, Columbia Management Investment Advisers, LLC, and Columbia Seligman Communications & Information Fund reflecting beneficial ownership as of March 10, 2015 According to this Schedule 13G/A, Columbia Seligman Communications & Information Fund possessed sole voting and dispositive power over 9,076,077 shares.

(3)
Based solely on information contained in a Schedule 13G filed on January 29, 2015 by NWQ Investment Management Company, LLC, which reported sole voting power as to 10,301,557 shares and sole dispositive power as to 10,304,609 shares.

(4)
Based solely on information contained in a Schedule 13G filed on February 17,2015 by Soros Fund Management LLC, which reported sole voting power as to 7,866,666 shares and sole dispositive power as to 7,866,666 shares.

(5)
Based solely on information contained in a Schedule 13G which was jointly filed by Franklin Resources, Inc., and its affiliates, Franklin Advisers, Inc., Franklin Templeton Portfolio Advisors, Inc., and Fiduciary Trust Company International, reflecting beneficial ownership as of February 4, 2015. According to this Schedule 13G, Franklin Advisers, Inc. possessed sole voting power over 6,606,866 shares, and sole dispositive power over 6,903,966 shares; Franklin Templeton Portfolio Advisors, Inc. possessed sole voting and dispositive power over 628,804 shares; and Fiduciary Trust Company International possessed sole voting and dispositive power over 126,700 shares.

(6)
Based solely on information contained in a Schedule 13 G/A filed on February 10, 2015 by The Vanguard Group, which reported sole voting power as to 170,973 shares, sole dispositive power as to 7,255,918 shares, and shared dispositive power as to 157,473 shares.

(7)
Based solely on information contained in a Schedule 13G/A filed on February 2, 2015 by BlackRock, Inc., which reported sole voting power as to 6,193,597 shares and sole dispositive power as to 6,454,804 shares.

(8)
Based solely on information contained in a Schedule 13G file on February 5, 2015 by the Dimensional Fund Advisors LP, which reported sole voting power as to 5.635,600 shares and sole dispositive power of 5,982,453 shares.

(9)	Includes 1,001,546 shares exercisable under options and 19,129 RSUs vesting within 60 days of March 13,2015.

(10)	Includes 130,500 shares exercisable under options and 13,191 RSUs vesting within 60 days of March 13,2015.

(11)	Includes 76,250 shares exercisable under options and 13,191 RSUs vesting within 60 days of March 13,2015.

(12)	Includes 90,000 shares exercisable under options and 13,191 RSUs vesting within 60 days of March 13,2015.

(13)	Includes 90,000 shares exercisable under options and 13,191 RSUs vesting within 60 days of March 13,2015.

(14)	Includes 33,396 shares exercisable under options and 14,927 RSUs vesting within 60 days of March 13,2015.

(15)	Includes 52,744 shares exercisable under options and 8,056 RSUs vesting within 60 days of March 13,2015.

(16)	Includes 30,000 shares exercisable under options and 12,092 RSUs vesting within 60 days of March 13,2015.

(17)	Includes 30,000 shares exercisable under options and 9,893 RSUs vesting within 60 days of March 13,2015.

(18)
The number of shares beneficially owned by all of our current directors and executive officers as a group includes 1,534,436 shares exercisable under options and 116,861 RSUs vesting within 60 days of March 13,2015.

Equity Compensation Plan Information

The following table summarizes information, as of January 3, 2015, with respect to shares of our common stock that may be issued under our existing equity compensation plans.

	(A) Number of securities to be issued upon exercise of outstanding options, warrants and rights		(B) Weighted average exercise price of outstanding options, warrants and rights		(C) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (A))
	(in thousands except per share amounts)
Equity compensation plans:
Approved by security holders	11,396	(1)	$4.48	(3)	12,101	(2)
Not approved by security holders	0		0		0
Total	11,396		$4.48		12,101

(1)
Consists of shares of our common stock issuable upon exercise of options or payment of RSUs under the 1996 Stock Incentive Plan, the 2001 Stock Plan, the 2013 Incentive Plan, the 2001 Outside Directors’ Stock Option Plan and the 2011 Non-Employee Director Equity Incentive Plan. We are unable to ascertain with specificity the number of securities to be issued upon exercise of outstanding rights under our 2012 Employee Stock Purchase Plan.

(2)
Includes approximately 2,540,942 shares reserved for issuance under our 2012 Employee Stock Purchase Plan, which provides that shares of our common stock may be purchased at a per share price equal to 85% of the fair market value of the common stock on the beginning of the six-month offering period or a purchase date applicable to such offering period, whichever is lower. Also includes approximately 8,995,831 shares reserved for issuance under our 2013 Stock Incentive Plan, which may be granted pursuant to stock options, stock appreciation rights, stock awards or restricted stock or units. Also includes approximately 564,538 shares reserved for issuance under our 2011 Non-Employee Director Equity Incentive Plan, which may be granted pursuant to stock options, restricted stock, or restricted stock units.

(3)
The weighted-average exercise price does not take into account the shares issuable upon vesting of outstanding RSUs, which have no exercise price. The weighted average exercise price also excludes the rights outstanding under our 2012 Employee Stock Purchase Plan.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the SEC. Such officers, directors and 10% stockholders are also required by SEC rules to furnish us with copies of all forms they file pursuant to Section 16(a).

Based solely on our review of the copies of such forms received by us, or written representations from certain reporting persons, we believe that, for fiscal 2014, all Section 16(a) filing requirements applicable to our officers, directors and 10% stockholders were complied with.

PROPOSAL 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

The audit committee has approved the appointment of KPMG LLP (“KPMG”) to act as our independent registered public accounting firm for the fiscal year ending January 3, 2015, subject to ratification of the appointment by the stockholders. Although ratification is not legally required, we are asking stockholders to ratify the appointment of KPMG as our independent registered public accounting firm for our current fiscal year in the interest of good corporate governance.

Audit and Related Fees

Under its charter, the audit committee reviewed and pre-approved all audit and permissible non-audit services performed by KPMG. The audit committee also reviewed and pre-approved the proposed fees to be charged by KPMG for such services, and ratified any increase in fees resulting from an increase in the scope of work to be performed. In its review of non-audit services, the audit committee considered whether the provision of such services was compatible with maintaining the independence of KPMG. The following table sets forth the fees for professional audit services rendered by KPMG for the audit of the Company’s annual financial statements for fiscal years 2014 and 2013, and fees billed for other services rendered by KPMG during those periods.

	Fiscal 2014	Fiscal 2013
Audit Fees(1)	$1,017,000	$819,000
Tax Fees(2)	83,000	62,000
All Other Fees	—	—
Total fees	$1,100,000	$881,000

(1)
For fiscal 2014 and 2013, this category includes fees for the audit of the annual financial statements included in our Annual Report on Form 10-K, review of the quarterly financial statements included in our quarterly reports on Form 10-Q, audit of our internal controls, issuance of consents and assistance with and review of documents filed with the SEC and for statutory audits of certain of our international subsidiaries.

(2)	This category includes fees billed for tax compliance, tax planning and tax advice.

The audit committee reviews and approves in advance all audit and non-audit services provided by the Company’s independent registered public accounting firm (or subsequently approves non-audit services in those circumstances where a subsequent approval is necessary and permissible). In this regard, the audit committee has the sole authority to approve the hiring and firing of the independent registered public accounting firm, and to determine all audit and non-audit engagement fees and terms with the independent registered public accounting firm.

The audit committee appoints the independent registered public accounting firm annually. Before appointing KPMG as our independent registered public accounting firm for the fiscal year ending January 3, 2015, the Audit Committee carefully considered that firm’s qualifications and performance during fiscal 2014.

Representatives of KPMG have been invited and are expected to attend the annual meeting, will be given the opportunity to make a statement if they wish to do so, and are expected to be available to respond to appropriate questions.

Required Vote

The proposal to ratify the appointment of KPMG requires the affirmative vote of a majority of the shares present at the annual meeting, in person or by proxy, and entitled to vote on the proposal at the meeting. If the appointment of KPMG is not ratified, the audit committee will take the vote under advisement in evaluating whether to retain KPMG.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FOR THE YEAR ENDING JANUARY 2, 2016.

ANNUAL REPORT

Our 2014 Annual Report to Stockholders was provided to our stockholders together with this proxy statement. We will furnish without charge, upon the written request of any person who was a stockholder or a beneficial owner of our common stock at the close of business on March 13, 2015, an additional copy of our Annual Report on Form 10-K for our most recent fiscal year filed with the SEC on March 6, 2015, including financial statement schedules but not including exhibits. Requests should be directed to the attention of the Secretary, Lattice Semiconductor Corporation, 111 SW 5th Ave., Suite 700, Portland, Oregon 97204.

OTHER BUSINESS

The board of directors does not intend to present any business for action at the meeting other than the election of directors and the proposals set forth herein, nor does it have knowledge of any matters that may be presented by others. If any other matter properly comes before the meeting, the persons named in the accompanying form of proxy intend to vote the shares they represent as the board of directors may recommend or if no such recommendation is given, in the discretion of such persons.

METHOD AND COST OF SOLICITATION

The cost of solicitation of proxies will be paid by the Company. In addition to solicitation by mail, certain of our employees, for no additional compensation, may request the return of proxies personally or by telephone, fax, or e-mail. We will, on request, reimburse brokers and other persons holding shares for the benefit of others for their expenses in forwarding proxies and accompanying material and in obtaining authorization from beneficial owners of our stock to execute proxies. The Company may also engage the services of a third party firm to aid in the solicitation of proxies.

STOCKHOLDER PROPOSALS

Stockholder Proposals for Inclusion in Next Year’s Proxy Statement

To be considered for inclusion in the proxy statement relating to next year’s annual meeting, a stockholder proposal must be received at our principal executive offices no later than December 9, 2015. Such proposals also will need to comply with SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in Company-sponsored proxy materials. Proposals should be addressed to the Secretary, Lattice Semiconductor Corporation, 111 SW 5th Ave., Suite 700, Portland, Oregon 97204.

Other Stockholder Proposals and Director Nominations

If a stockholder wishes to present a stockholder proposal at our next annual meeting that is not intended to be included in the proxy statement or to nominate a person for election to our board of directors at the annual meeting, the stockholder must provide the information required by our bylaws and give timely notice to our corporate secretary in accordance with our bylaws, which, in general, require that the notice be received by the corporate secretary:

(1)	not earlier than the close of business on December 9, 2015 and

(2)	not later than the close of business on January 8, 2016.

If the date of the next annual meeting is changed by more than 30 days from the anniversary of this year’s annual meeting, then notice of a stockholder proposal that is not intended to be included in our proxy statement under Rule 14a-8 or of a nomination for election to our board of directors must be received no later than the close of business on the later of 120 days prior to the meeting and 10 days after public announcement of the meeting date. Notices of intention to present proposals or to nominate persons for election to our board of directors at the next annual meeting should be addressed to the Secretary, Lattice Semiconductor Corporation, 111 SW 5th Ave., Suite 700, Portland, Oregon 97204. You may also contact our corporate secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals.

Multiple Copies of Proxy Materials

You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or annual reports. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one Notice of Internet Availability of Proxy Materials.

If you share an address with another stockholder, you may receive only one set of proxy materials (including our Notice of Internet Availability of Proxy Materials, our 2014 Annual Report to Stockholders and this proxy statement) unless you have provided contrary instructions. If you wish to receive a separate set of proxy materials now or in the future, you may contact us to request a separate copy. Your request may be addressed to the Secretary, Lattice Semiconductor Corporation, 111 SW 5th Ave., Suite 700, Portland, Oregon 97204, or you may contact the Secretary at (503) 268-8000 or by sending an email message to byron.milstead@latticesemi.com with “Request for Proxy Materials” in the subject line and provide your name and address. Similarly, if you share an address with another stockholder and have received multiple copies of our proxy materials, you may write or call us at the above address, phone number or e-mail address to request delivery of a single copy of these materials.

It is important that your shares be represented at the meeting, regardless of the number of shares that you hold. Therefore, whether or not you expect to be present at the meeting, please vote your shares as soon as possible. You can vote your shares over the Internet or by telephone. In addition, if you receive a proxy card by mail, you can vote by signing and dating the proxy card and returning it in the envelope provided.

By Order of the Board of Directors
Byron W. Milstead
Secretary
Portland, Oregon
April 7, 2015

LATTICE SEMICONDUCTOR CORPORATION

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 6, 2015.

Vote by Internet

- Go to **www.envisionreports.com/LSCC**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" THE ELECTION OF DIRECTORS, "FOR" ITEMS 2 THROUGH 3.

A Proposals — The Board of Directors recommends a vote "FOR" all the nominees listed and "FOR" Proposals 2 – 3. +

1. Election of Directors:

	For	Withhold		For	Withhold		For	Withhold
01 - Darin G. Billerbeck	☐	☐	02 - Robin A. Abrams	☐	☐	03 - John Bourgoin	☐	☐
04 - Balaji Krishnamurthy	☐	☐	05 - Robert R. Herb	☐	☐	06 - Mark E. Jensen	☐	☐
07 - D. Jeffery Richardson	☐	☐	08 - Frederick D. Weber	☐	☐			

B Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

1 U P X +

0202YD

Attention Internet Users!

You can now access your stockholder information on the following secure Internet site: **www.computershare.com/investor**

Step 1: Register *(1st time users only)*
Click on "Create Login" in the purple box and follow the instructions.

Step 2: Log In *(Returning users)*
Enter your User ID and Password and click the Login button.

Step 3: View your account details and perform multiple transactions, such as:

- View account balances
- View transaction history
- View payment history
- View stock quotes
- Change your address
- View electronic stockholder communications
- Sell shares
- Check replacements

If you are not an Internet user, and wish to contact Lattice Semiconductor Corporation, you may:
Call: 1-800-522-6645 or
Write: Lattice Semiconductor Corp., c/o Computershare, P.O. Box 43006, Providence, RI 02940

▼ **IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

Proxy — LATTICE SEMICONDUCTOR CORPORATION

Annual Meeting of Stockholders — May 7, 2015

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Byron W. Milstead and Darin G. Billerbeck, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Lattice Semiconductor Corporation Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the company to be held May 7, 2015 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and 2014 Annual Report are available at www.envisionreports.com/LSCC.

(Continued and to be marked, dated and signed, on the other side)